PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (herein referred to as “Agreement”) is made and entered into this 14th day of August, 2007, by and between ST. RITA’S MEDICAL CENTER, an Ohio nonprofit corporation (herein referred to as “Seller”) and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (herein referred to as “Buyer”).

W I T N E S S E T H:

WHEREAS, Seller owns certain medical office buildings and desires to sell same, and Buyer desires to purchase such medical office buildings for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the Earnest Money, in hand paid by Buyer to Escrow Agent, the mutual covenants and agreements contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by Seller and Buyer, the parties, intending to be legally bound, agree as follows:

1. Agreement to Sell and Purchase(a) Fee Properties. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and take from Seller, subject to and in accordance with all of the terms and conditions of this Agreement, fee simple, title in and to one (1) business office buildings, and eleven (11) condominium units in a medical office building including all land, buildings and improvements located thereon (collectively, the “Fee Properties” or individually a “Fee Property”) further described in Exhibit A attached hereto and commonly known as:

(1)	71 Town Square, Lima, Ohio.

(2)	Market Street Health Care Condominium (condominium units 101, 102, 103, 104, 106, 201, 203, 204, 205, 260, and 301), located at 825 West Market Street, Lima, Ohio

(b) Ground Lease Properties. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and take from Seller, subject to and in accordance with all of the terms and conditions of this Agreement, leasehold title in and to forty-one (41) condominium units in four (4) medical office buildings, but not including the land on which such medical office buildings are situated (collectively, the “Ground Lease Properties” or individually, a “Ground Lease Property”), further described in Exhibit B attached hereto and commonly known as:

(1)	High Street Professional Center Condominium, (MOB 1) (condominium units 201, 202, 204, 208, 302 and 307), located at 830 West High Street, Lima, Ohio.

(2)	High Street Professional Center II Condominium, (MOB 2) (condominium units 150, 250, 260, 290, 350, 360, 365, 370, 375, 380 and 390), located at 830 West High Street, Lima, Ohio.

(3)	750 High Street Professional Building Condominium, (MOB 4) (condominium units 160, 200, 210, 220, 230, 295, 320, 330, 350, 390, 400 (includes sub-suites 149, 196, 197, 198, 249, 296, 349, 396, 496, 497), 450), located at 750 West High Street, Lima, Ohio.

(4)	St. Rita’s Regional Cancer Center Condominium, (Units 1 and 2), located at 803 West Market Street, Lima, Ohio.

It is specifically understood and acknowledged by the parties hereto that neither the underlying land on which the Ground Lease Properties are located (“Leasehold Land”) nor any air rights above the Ground Lease Properties shall be sold or conveyed by Seller to Buyer.

(c) Additional Property Purchased and Sold. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and take from Seller, subject to and in accordance with all of the terms and conditions of this Agreement, in and to the following additional items:

(i) All of Seller’s right, title and interest to all goods, equipment, machinery, apparatus, fittings, furniture, furnishings and other personal property owned by Seller and located within the Fee Properties and Ground Lease Properties and used in connection with the operation, management or maintenance of the Fee Properties and Ground Lease Properties, as described on Exhibit B attached hereto, (herein collectively referred to as the “Personalty”);

(ii) All of the right, title and interest of Seller as “lessor” or “landlord” in, to and under all leases and other agreements for the use, occupancy or possession of all or any part of’ the Fee Properties and Ground Lease Properties including, without limitation, (i) all the tenant leases identified on Exhibit C attached hereto (hereinafter called the “Existing Leases”); and (ii) all renewals or extensions of Existing Leases, and all new tenant leases, executed and entered into by Seller between the Effective Date and the Closing Date, in accordance with the terms and provisions of this Agreement (hereinafter collectively called the “New Leases”) which are in force and effect on and as of the Closing Date (the Existing Leases and the New Leases specifically include, without limitation, any agreement for the payment of leasing or brokerage commissions with respect thereto); and

(iii) All of the right, title and interest of Seller in, to and under those management, service and other contracts and agreements, if any, scheduled and identified on Exhibit D at attached hereto (which shall be modified and amended to reflect only those contracts and agreements that Buyer elects to assume in writing on or prior to the Due Diligence Completion Date) (herein called the “Service Agreements”).

On or before the Due Diligence Completion Date, the parties shall agree on the final legal descriptions based on the Surveys, and this Agreement shall be amended to attach hereto as Exhibit A and Exhibit B, respectively, the final, approved legal descriptions for the Fee Properties and the Ground Lease Properties. At Closing, Seller shall deliver Deeds for the Fee Properties and the improvements on the Ground Lease Properties, which shall include Seller’s undivided leasehold interest in the common areas under the terms of each of the Ground Leases.

All of the property interests described in this paragraph 1, including the Fee Properties, the Ground Lease Properties, the Personalty and the Service Agreements are herein sometimes collectively referred to herein as the “Properties” and an individual Fee Property or Ground Lease Property is sometimes referred to herein as a “Property.”

2. Purchase Price; Method of PaymentThe purchase price for the Properties (herein called the “Purchase Price”) shall be Twenty-five Million Fifty Thousand and 00/100 Dollars ($25,050,000.00). The Purchase Price, after crediting the Earnest Money, and subject to the prorations and adjustments herein described, shall be paid at Closing (as defined herein) by Buyer to Seller by wire delivery of funds through the Federal Reserve System to an account designated in writing by the Escrow Agent (defined below), and by Escrow Agent to an account designated in writing by Seller concurrent with Closing (defined below).

On or before the Due Diligence Completion Date, Seller and Buyer shall agree on the allocation of the Purchase Price among the Fee Properties and the Ground Lease Properties. In the event Seller and Buyer fail to agree on such allocation, Seller and Buyer may use their own allocations for their internal purposes; provided, however, the parties shall agree on allocations on or before the Due Diligence Completion Date for purposes of payment of deed recordation taxes payable at Closing.

3. Earnest Money(a) Within three (3) days of the mutual execution and delivery of this Agreement, Buyer will deliver to Land America Title Company, 1920 Main Street, 12th Floor, Irvine, CA 92614 Attention: Gale Hunt, as escrow agent (herein called “Escrow Agent”), the sum of One Million and 00/100 Dollars ($1,000,000.00) (by wire delivery of finds through the Federal Reserve System to an interest bearing account designated in writing by Escrow Agent (which sum, together with all interest actually earned thereon during the term of this Agreement, is herein called the “Earnest Money”).

(b) Upon the completion of the Due Diligence Period, an additional deposit in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) shall be deposited into escrow and shall become part of the Earnest Money.

(c) On the Closing Date, the Earnest Money will be applied as part payment of the Purchase Price.

(d) Throughout the term of this Agreement, Escrow Agent shall hold and disburse the Earnest Money in accordance with the terms and conditions of this Agreement, in an interest bearing account with a national bank whose depositors are insured by the Federal Deposit Insurance Corporation or other financial institutions located in the State of Ohio which are reasonably acceptable to Buyer.

(e) The sole responsibility of Escrow Agent hereunder shall be the safekeeping and delivery of the Earnest Money in accordance with the provisions of this Agreement.

(f) In performing any of its duties under this Agreement, Escrow Agent shall not incur any liability to Buyer, Seller or any other person or entity for any damages, losses or expenses, except as may be occasioned by the willful misconduct, breach of trust or gross negligence by Escrow Agent. In particular, Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel relating to the duties and responsibilities of Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance on any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a person or persons having authority to sign or present such instrument, and to conform with the provisions of this Agreement.

(g) Notwithstanding anything in this Agreement to the contrary, in the event of a dispute between Buyer and Seller of which Escrow Agent shall have actual knowledge and which is sufficient, in the sole discretion of Escrow Agent, to justify its doing so, Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction in the State of Ohio the escrowed finds and any accrued interest, together with such pleadings as it may deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement (other than liabilities for willful misconduct, breach of trust or gross negligence by Escrow Agent). It is hereby agreed by the parties that this Agreement is entered into in the State of Ohio and any such legal action shall be brought in such state court in Allen County, Ohio as Escrow Agent shall determine to have jurisdiction thereof.

4. ClosingThe closing of the purchase and sale of the Properties (herein called “Closing”) shall be on or before thirty (30) days after the Due Diligence Completion Date (the “Closing Date”); provided, however, at the election of Buyer and upon ten (10) days advance written notice to Seller, Buyer may elect to close prior to the Closing Date (in which case, such earlier date shall be deemed to be the Closing Date).

5. ContingenciesThe closing of this sale is made contingent on the following which must be approved or waived by Buyer prior to the closing:

(a) All Due Diligence Materials described on Appendix 5 must have been approved or waived by Buyer.

(b) Seller agrees to execute a new lease agreement (in a form provided by Buyer, and approved by Seller) for each suite occupied by Seller at the time of Closing (each a “Triple Net Master Lease” and, collectively, the “Triple Net Master Leases”). The Triple Net Master Leases will have an initial term of five (5) years and will contain an option to renew the initial term for up to two (2) terms of five (5) years each at Seller’s discretion. Buyer and Seller agree to negotiate in good faith with regard to the form of the Triple Net Master Leases within fifteen (15) days from the Effective Date.

(c) Buyer shall provide physician tenants an opportunity to participate in a joint venture partnership in the Portfolio, on a pro-rata basis, subject to a minority interest cap of 30 percent, after closing. “Portfolio” for purposes of this Agreement means the condominium properties and buildings designated as “Properties” herein.

6. Examination by Buyer of Physical Conditions and Due Diligence MaterialsWithin three (3) business days after the execution of this Agreement, or as soon thereafter as is reasonably possible, Seller shall provide Buyer with true and complete copies of certain documents and information in Seller’s possession or control or in the possession or control of Seller’s agents or independent contractors with regard to the Properties as set forth on Appendix 5 to this Agreement (the “Due Diligence Materials”). Except as expressly set forth in the Transaction Documents (defined below), the Due Diligence Materials have been provided to Buyer by Seller without any representation or warranty of any kind or nature whatsoever and were merely provided to Buyer for Buyer’s informational purposes. Until Closing, Buyer and Buyer’s Designees shall maintain all Due Diligence Materials as confidential information, subject to disclosure to “Related Parties” as described in Section 17(c). If the purchase and sale of the Properties is not consummated in accordance with this Agreement, regardless of the reason or the party at fault, Buyer shall promptly use commercially reasonable efforts to collect all such Due Diligence Materials and redeliver the same to Seller and other information in accordance with paragraph 17(b). Notwithstanding anything contained herein to the contrary, upon proper notice of termination of this Agreement from Buyer to Seller, the Earnest Money shall immediately be returned to Buyer, and Buyer’s obligation to deliver such materials to Seller, pursuant to paragraph 17(b), shall remain a continuing obligation that survives the termination of this Agreement. Prior to the date of the execution of this Agreement and continuing during the Due Diligence Period (defined below) and until Closing, Seller has given and shall continue to give Buyer access to the Properties for the purpose of inspecting same, conducting tests, mechanical and structural engineering studies and conducting any other investigations, examinations, tests and inspections as Buyer may reasonably require in order to assess the condition of the Properties (collectively, the “Investigations”). The Due Diligence Period hereunder shall begin when all of the Due Diligence Materials (defined above) have been delivered to Buyer and continue for a period of thirty (30) days thereafter (the “Due Diligence Completion Date”).

Except as is otherwise expressly provided in this Agreement or in any document executed in connection with this Agreement (collectively, the “Transaction Documents”), the Properties shall be conveyed to Buyer AS IS, WHERE IS. Except as is otherwise expressly set forth in the Transaction Documents, it is expressly understood and agreed that Seller is not making, has not made, and expressly disclaims any warranties, express or implied, as to any aspect, feature or condition of the Properties, and Buyer shall take title to the Fee Properties and Ground Lease Properties in their present “as-is” condition with all faults, including all latent and patent defects. EXCEPT AS IS OTHERWISE SET FORTH IN THIS TRANSACTION DOCUMENTS, SELLER GIVES NO WARRANTY AS TO THE CONDITION OF ANY EQUIPMENT OR OTHER PERSONAL PROPERTY INCLUDED WITHIN THE PROPERTIES, AND SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IT BEING EXPRESSLY AGREED THAT ALL SUCH EQUIPMENT AND PERSONAL PROPERTY INCLUDED WITHIN THE PROJECT IS TO BE LEASED BY BUYER AND PURCHASED BY BUYER, AS APPLICABLE, “AS-IS, WHERE-IS”, EXCEPT AS IS OTHERWISE SET FORTH IN THE TRANSACTION DOCUMENTS.

On or before the expiration of the Due Diligence Period, Buyer may deliver written notice to Seller (the “Property Contract Notice”) specifying any service agreement with respect to which the Buyer desires to have Seller terminate before the Close of Escrow (the “Terminated Contracts”) whereupon such Terminated Contracts shall not be assigned to, or assumed by, Buyer. To the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If Buyer fails to deliver the Property Contracts Notice on or before the expiration of the Due Diligence Period, there shall be no Terminated Contracts and Buyer shall assume all Service Agreements at the Close of Escrow.

7. Title and Survey

(a) Survey. Within three (3) business days of the Effective Date, or as soon as reasonably possible, Seller shall cause a surveyor reasonably acceptable to Buyer properly licensed under the laws of the State of Ohio to prepare one or more current and accurate surveys of the Properties (herein called the “Surveys”) and of the areas to be specifically described by metes and bounds in the Deeds and Ground Leases required under this Agreement. The Condominium Drawings on file with the Recorder of Allen County, Ohio, shall be delivered to Buyer’s Attorney in place of a survey for those Units which are a part of a property which has been submitted to the provisions of the Ohio Condominium Law in Chapter 5311 Ohio Revised Code. Seller shall cause such Surveys to be delivered to Buyer’s attorney at the address for copies of notices set forth below for Buyer’s review and approval. The approved Surveys shall be utilized as the basis for the preparation of the final legal description of the Fee Properties and Ground Lease Properties to be attached as Exhibit A and Exhibit B, respectively, and included in the Deeds and Ground Leases to be entered into by Seller and Buyer at Closing and to be used as the basis in preparation of the applicable exhibits to the Closing Documents.

(b) Title. Seller shall provide to Buyer’s attorney, within three (3) business days of the Effective Date, or as soon as reasonably possible, title insurance commitments (the “Title Commitments”) pursuant to which LandAmerica Title Company (the “Title Company”) agrees to issue to Buyer at Closing (i) a standard form of Extended Coverage ALTA owners title insurance policy as to the Fee Properties in the total amount of the Purchase Price, and (ii) a standard form of Extended Coverage ALTA leasehold title insurance policy for the Ground Lease Properties and the Buyer’s leasehold interest under the Ground Leases in the total amount of the Purchase Price. Buyer shall have until the later of (i) the Due Diligence Completion Date or (ii) five (5) business days after receipt of the Surveys and the Title Insurance Commitments, in which to examine title to the Properties, review the Title Commitments, and give Seller written notice of any objections to any matters of record as of the date of the Title Commitments, matters shown on the Title Commitments and matters shown on the Surveys (“Title Defects”). Any such matters not objected to by Buyer or waived by Buyer in accordance with this paragraph 7(b) shall be collectively referred to as the “Permitted Exceptions” in this Agreement. Buyer may reexamine title to the Properties up to and including the Closing Date and may give Seller written notice of any additional title objections (which shall be any changes in title which were not requested by Buyer or approved by Buyer) appearing of record after the effective date of the Title Commitments. Buyer’s failure to specify in its initial notice of title objections any objection appearing of record or in Buyer’s original Title Commitments shall be deemed to be, and shall constitute, a waiver of any such objection, and such objection shall thereafter constitute a Permitted Exception under this Agreement.

(c) Objections. Seller shall have until 5:00 p.m. on the date which is five (5) business days after receipt of Buyer’s notice of Title Defects to notify Buyer whether it will attempt to cure the Title Defects, if any. Seller shall have fifteen (15) days after the end of the Due Diligence Period to cure the Title Defects. If Seller notifies Buyer that it will not attempt to cure the Title Defects, Buyer shall either (i) terminate this Agreement by providing Seller with written notice of termination by 5:00 p.m. on the date which is five (5) business days after receipt of Seller’s notice, in which event the Earnest Money shall be refunded to Buyer, all rights and obligations of the parties under this Agreement shall expire, all Due Diligence Materials and other information shall be returned to Seller in accordance with paragraph 17(b), and this Agreement shall become null and void, or (ii) waive the Title Defects and proceed to Closing, subject to Buyer’s right to satisfy Permitted Exceptions constituting a liquidated sum of money as set forth below. If Buyer waives its objections to the Title Defects or Buyer’s objections are deemed waived, the parties shall proceed to Closing and consummate the purchase and sale of the Properties, in which event all unsatisfied objections shall constitute Permitted Exceptions under this Agreement; provided, however, that with respect to any Permitted Exception which constitutes a liquidated sum of money, Buyer may make payment of such amount to satisfy such Permitted Exception and deduct the amounts so paid from the Purchase Price due hereunder.

(d) Access. Buyer (and at the direction of Buyer, Buyer’s agents, employees, contractors, representatives and other designees (hereinafter collectively called “Buyer’s Designees”)) shall have until the Closing Date to enter the Properties at any reasonable time for the purposes of performing the Surveys and performing and updating any of the Investigations; provided, however, that (i) any activities by or on behalf of Buyer, including, without limitation, the entry by Buyer or Buyer’s Designees onto the Properties, or the other activities of Buyer or Buyer’s Designees with respect to the Properties (hereinafter called “Buyer’s Activities”) shall not damage the Properties in any manner whatsoever or disturb or interfere with the rights or possession of any tenant of the Properties or violate any law or regulation of the municipality in which each of the Properties is located (the “City”), the State of Ohio or other governmental agency, (ii) in the event any Property is altered or disturbed in any manner in connection with any Buyer’s Activities, Buyer shall immediately return such Property to the condition existing prior to Buyer’s Activities, and (iii) Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses and court costs) suffered, incurred or sustained by Seller as a result of, by reason of, or in connection with any Buyer’s Activities, but excluding any liability resulting from the mere discovery of any pre-existing conditions. Other than in connection with performing Investigations in accordance with Section 6, Buyer shall not have the right to undertake any invasive testing, environmental studies or testing beyond the scope of a standard “Phase I” environmental evaluation without the prior written consent of Seller.

(e) Insurance. Prior to Buyer or Buyer’s Designees entering the Properties and/or performing the Investigations, Buyer shall furnish to Seller a certificate from an insurance company currently (at that time) licensed to do business in the State of Ohio certifying that Buyer has a valid and existing general liability insurance policy in an amount not less than $1,000,000.00 issued by an insurance company licensed to do business in the State of Ohio and reasonably acceptable to Seller naming Seller as an additional insured.

(f) Objectionable Conditions. If Buyer or Buyer’s Designees perform any Investigations prior to the Due Diligence Completion Date or update any of the Investigations after the Due Diligence Completion Date and such update reveals that an Objectionable Condition exists, Buyer shall notify Seller of the Objectionable Condition prior to the later to occur of (i) the Due Diligence Completion Date, or (ii) three (3) business days after its discovery by Buyer. If Buyer fails to so notify Seller, Buyer shall be deemed to have waived any Objectionable Condition.

If such Objectionable Condition, (i) was not caused by Buyer or Buyer’s Designees or caused by Seller or Seller’s designees at the request of Buyer or with Buyer’s approval, and (ii) the cost to remedy the Objectionable Condition (in aggregate with all other Objectionable Conditions of which Seller has received proper notice) is greater than $150,000, it shall be deemed a “Major Objectionable Condition.” If notified of a Major Objectionable Condition, Seller shall give Buyer a credit at Closing for Seller’s portion of the cost to cure the Major Objectionable Condition (which shall be amounts over $150,000) (“Seller’s Cost Regarding Major Objectionable Condition”); provided, however if the aggregate cost to cure all Major Objectionable Conditions is greater than $300,000, Buyer may elect to terminate this Agreement. Seller shall not be responsible for the cost to remedy Objectionable Conditions less than $150,000, and, solely with respect to Objectionable Conditions that arise or are discovered after the Due Diligence Completion Date, Buyer shall not be entitled to terminate this Agreement and must proceed to Closing if it is not a Major Objectionable Condition or Seller agrees to provide Buyer a credit at Closing for Seller’s Cost Regarding Major Objectionable Condition.

If the aggregate cost to cure the Major Objectionable Conditions is greater than $300,000, Seller shall notify Buyer within five (5) days of Buyer’s notification whether it will attempt to cure the Major Objectionable Conditions. If Seller elects not to cure, Buyer may either (i) accept such Major Objectionable Conditions, proceed to Closing and receive a credit of $300,000 in satisfaction of Seller’s Cost Regarding Major Objectionable Conditions or (ii) terminate this Agreement, in which event Buyer shall deliver the items required in and pursuant to paragraph 17(b), the Earnest Money shall be returned to Buyer, and Buyer and Seller shall have no further rights or obligations under this Agreement except for those which specifically survive termination. Buyer shall notify Seller if it elects to proceed to closing under (i) above or terminate this Agreement under (ii) above within five (5) days after the date of such notice from Seller. If Buyer fails to notify Seller it elects to so terminate this Agreement, Buyer shall be deemed to have waived such Major Objectionable Conditions. If there are Major Objectionable Conditions for which Buyer obtains a credit at Closing in the amount of or in satisfaction of Seller’s Cost Regarding Major Objectionable Conditions, Buyer shall be responsible at its sole cost and expense for performing any work needed to cure the Major Objectionable Conditions at Buyer’s sole cost and expense.

“Objectionable Conditions” for the purposes of this paragraph 7 shall mean (i) the presence of any hazardous or toxic waste, substance or material not in the ordinary course of the business being conducted on any of the Properties and in violation of any applicable environmental statute, ordinance or regulation, (ii) the improvements are structurally unsound in violation of any applicable statutes, laws, and ordinances or require material replacement or repair, (iii) any of the Properties is in violation of applicable zoning either before the Closing or will be in violation following the Closing, or (iv) any of the Leases are in material default after the expiration of applicable notice and cure periods or any tenant shall have initiated or had initiated against it any insolvency, bankruptcy, receivership or other similar proceeding.

(g) Use Restrictions. Seller and Buyer acknowledge and agree that the Special Warranty Deed conveying the Fee Properties, the Special Warranty Deed conveying the Ground Lease Properties, the Ground Leases and the Condominium Documents will each contain various restrictions on the use of such Properties, specifically including, but not limited to, a prohibition on the use of the Properties by Buyer and Buyer’s tenants, successors and assigns to conduct Prohibited Competitive Services, substantially in a form and substance as are set forth in as described in Exhibit E attached hereto.

(h) Rights of First Refusal. Seller and Buyer acknowledge and agree that the Special Warranty Deed conveying the Fee Properties and the Special Warranty Deed conveying the Ground Lease Properties, each contain a Right of First Refusal to purchase and a Right of First Refusal to lease the Properties given in favor of Seller and/or St. Rita’s Medical Center, granting the right to St. Rita’s Medical Center to consider the purchase and/or the lease of the Unit or Units of the Property when a bona fide offer has been made to Buyer, or Buyer’s transferee or assignee.

8. Documents

(a) Conveyance Document Completion Items. If this Agreement has not been otherwise terminated, Seller and Buyer shall agree to the form and content of the following on or prior to 5:00 p.m. on the Due Diligence Completion Date:

(i) the form of tenant estoppel (the “Tenant Estoppel”) for execution by tenants under Existing Leases and New Leases as required in paragraph 10(a)(xiii) of this Agreement, and this Agreement shall be amended to attach the form of Tenant Estoppel hereto as a new Exhibit F;

(ii) the form of subordination and non-disturbance agreement (“SNDA”) for execution by Seller, Buyer, tenants of all or portions of the Properties, and Buyer’s lender at Closing as required in paragraph 10(a)(xiii) of this Agreement, and the Agreement will be provided by Buyer and be attached hereto as Exhibit G;

(iii) the form of Limited Warranty Deed (the “Fee Deed”) by which the Seller will convey the Fee Properties to Buyer at Closing as required in paragraph 10(a)(i) of this Agreement, and this Agreement shall be amended to attach the form of the Fee Deed as Exhibit H.

(iv) the form of Limited Warranty Deed (the “Improvements Deed” and collectively, with the “Fee Deed,” the “Deeds”) by which Seller will convey the buildings and improvements on the Ground Lease Properties to Buyer at Closing as required in paragraph 10(a)(ii) of this Agreement, and this Agreement shall be amended to attach the form of approved Deed as a new Exhibit I;

(v) the form of Bill of Sale (the “Bill of Sale”) by which Seller will convey the Personalty to Buyer at Closing as required in paragraph 10(a)(iii) of this Agreement, and this Agreement shall be amended to attach the form of approved Bill of Sale as a new Exhibit J;

(vi) the form of Assignment of Tenant Leases (the “Lease Assignment”) by which Seller will transfer and convey the New Leases and Existing Leases (collectively, the “ Tenant Leases”) to Buyer at Closing as required in paragraph 10(a)(iv) of this Agreement, and this Agreement shall be amended to attach the form of approved Lease Assignment as a new Exhibit K;

(vii) the form of Assignment of Service Agreements (the “Service Agreements Assignment”) by which Seller will transfer and convey the Service Agreements to Buyer at Closing as required in paragraph 10(a)(v) of this Agreement, and this Agreement shall be amended to attach the form of approved Service Agreements Assignment as a new Exhibit L;

(viii) leases for execution by Buyer, as landlord, and Seller, as tenant, at Closing for the space currently occupied by Seller at each Property (the “Triple Net Master Leases”), and this Agreement shall be amended to attach the approved form of Triple Net Master Lease as a new Exhibit M.

(b) Documents Provided by Buyer. Buyer shall furnish the following documents to be used in this transaction, subject to the approval of the Seller:

(i) the form of Tenant Estoppel (the “Tenant Estoppel”) for execution by tenants under Existing Leases and New Leases as required in Paragraph 10(a)(xiii) of this Agreement, and this Agreement shall be amended to attach the form of Tenant Estoppel hereto as a new Exhibit F;

(ii) the form of subordination and non-disturbance agreement (“SNDA”) for execution by Seller, Buyer, tenants of all or portions of the Properties, and Buyer’s lender at Closing as required in Paragraph 10(a)(xiii) of this Agreement, and the Agreement will be provided by Buyer and be attached hereto as a new Exhibit G;

(c) Due Diligence Completion Date. Buyer or Seller, as indicated, shall use commercially reasonable, good faith efforts and shall work promptly and diligently to complete the following (the “First Set of Due Diligence Items”) to Buyer’s satisfaction on or before the Due Diligence Completion Date:

(i) Agreement of Seller and Buyer to cost allocations for services provided under contracts that jointly cover hospital and medical office building space or Buyer and Seller agreeing to separate agreements for the performance of such services in their respective Improvements and buildings, respectively;

(ii) Evidence in form and substance satisfactory to Buyer that the current services provided to the Properties for elevators, mechanical systems, life safety systems will continue after Closing at rates and terms reasonably acceptable to Buyer;

(iii) Evidence of ability (or lack thereof) to assign and transfer any warranties that cover roofs or equipment within the Properties;

(iv) Approval by Buyer of Exhibits C and D; and

(v) Receipt of evidence whether the current contracts for pest control and waste and garbage collection services for the Properties can be assigned.

(d) Ground Lease and Declaration Document Completion Items. If this Agreement has not been otherwise terminated, the parties shall have agreed to the form and content of the following on or prior to 5:00 p.m. the Due Diligence Completion Date:

(i) a declaration of restrictive covenants, conditions and restrictions for each Fee Property and each Ground Lease Property which among other things may grant rights of access, utilities and parking, , grant rights to Seller for maintenance inspection, entity, and landscaping, and grant rights to Buyer and Seller to add structures to the existing properties;

(ii) the Agreement Regarding Property Management Services (the “Property Management Services Agreement”) by which Seller and Buyer will agree regarding services to be provided by Seller to Buyer with regard to the Properties, and this Agreement shall be amended to attach the form of approved Property Management Services Agreement as Exhibit M.

(e) Additional Due Diligence Completion. Buyer or Seller, as indicated, shall use commercially reasonable, good faith efforts and shall work promptly and diligently to complete the following (the “Second Set of Due Diligence Items”; together with the First Set of Due Diligence Items, the “Due Diligence Items”) to Buyer’s satisfaction on or before the Due Diligence Completion Date:

(i) Receipt of evidence in form and substance from the governing authorities satisfactory to Buyer that the Fee Properties and Ground Lease Properties will, after completion of the Closing hereunder, comply with all applicable zoning ordinances;

(ii) Receipt of evidence in form and substance satisfactory to Buyer that the Fee Properties and Ground Lease Properties are served by utilities that are separately metered;

(iii) Evidence in form and substance satisfactory to Buyer that the Fee Properties and the Leasehold Land which is the subject of the Ground Leases is each separately assessed or may be separately assessed as of January 1, 2008, for ad valorem taxes and is not included for ad valorem tax purposes with any other land and that the buildings and improvements located on the Leasehold Land are assessed for ad valorem taxes separately from the underlying Land;

(iv) Receipt of a termite certification letter as may be required by Buyer’s lender; and

(v) Receipt of a certificate of occupancy for each Property or evidence that a certificate of occupancy is not available for a Property as may be required by Buyer’s lender,

(f) Lender Document Completion Items. If this Agreement has not been otherwise terminated, Seller and Buyer shall agree to the form and content of the following on or prior to 5:00 on the Due Diligence Completion Date:

(i) The estoppels, if any, reasonably required by Buyer’s lender, the Landlord under the Ground Leases (the “Ground Lease Estoppels”), and this Agreement shall be amended to attach the form of such Ground Lease Estoppels as a new Exhibit N; and

(ii) The Ground Leases shall be in final form as agreed by Buyer and Seller following receipt after the Due Diligence Completion Date of any comments from Buyer’s lender.

(g) Document and Due Diligence Completion. Buyer and Seller agree that they shall negotiate in good faith and shall work promptly and diligently to agree upon the form and content of the documents listed in this paragraph 8(a), (d) and (f) (the “Negotiated Documents”) on or prior to the Due Diligence Completion Date. In the event that Buyer and Seller, (i) fail to agree upon the form and content of any of the Negotiated Documents, or (ii) the Due Diligence Items are not satisfied to Buyer’s reasonable satisfaction, on or before the Due Diligence Completion Date, Buyer may terminate this Agreement by delivering written notice to Seller within three (3) days after the expiration of the Due Diligence Completion Date, including the delivery to Seller of all items in accordance with paragraph 17(b). If this Agreement is terminated, the Earnest Money shall be promptly returned to Buyer and the parties shall have no further obligations under this Agreement except for those which specifically survive termination.

9. Prorations and Adjustments to Purchase PriceThe following prorations and adjustments shall be made between Buyer and Seller at Closing, or thereafter if Buyer and Seller shall agree:

(a) At Closing, Escrow Holder shall prorate real estate taxes and general assessments which are a lien but not yet due and payable based on the most recent tax duplicate (except that if there is or has been any reduction or abatement of taxes by virtue of the nature of the use of the Property or by virtue of any exception or reduction in favor of Seller, which reduction or abatement will no longer apply to the Property if Buyer acquires same or changes the use of the Property, then the proration shall be based on the full amount of such taxes without reduction or abatement and Seller shall also be charged with any “recaptured” taxes.) All special assessments will be paid in full at Closing. When the actual amount of such taxes becomes known, the Escrow Holder shall adjust the actual tax proration. The Escrow Holder shall retain in escrow an amount equal to the current tax rate times the difference between [thirty-five percent (35%)] of the Purchase Price and the assessed tax value of the Property, as shown on the last available County Treasurer’s tax duplicate pending such adjustment to the tax proration. All assessments, reassessed assessments and/or respread taxes upon the Property shall be paid in full out of Seller’s funds at Closing. The balance of any funds held in escrow on account of the tax proration made pursuant to this paragraph, after the payment of the tax installment for which the taxes were escrowed, shall be returned to Seller.

(b) All utility charges for the Properties (including, without limitation, telephone, water, storm and sanitary sewer, electricity, gas, garbage and waste removal) shall be prorated as of the Closing Date, transfer fees required with respect to any such utility shall be paid by or charged to Buyer, and Seller shall be credited with any deposits transferred to the account of Buyer; provided, however, that at either party’s election any one or more of such utility accounts shall be closed as of the Closing Date, in which event Seller shall be liable and responsible for all charges for service through the Closing Date and shall be entitled to all deposits theretofore made by Seller with respect to such utility, and Buyer shall be responsible for reopening and reinstituting such service in Buyer’s name, and shall be responsible for any fees, charges and deposits required in connection with such new account. If current, accurate information for prorating such utility charges is not available on the date of Closing, utility prorations made at Closing shall be estimated based on the best available information. After Closing and at such time that accurate information is available, Seller shall re-prorate the utility charges and shall notify Buyer in writing of the new proration. If the new utility proration reveals that monies are due either to or from one of the parties, the party owing the money shall pay such money to the other party within five (5) days of the date of Seller’s notice of the accurate utility proration.

(c) All rents (including base rent, percentage rent and all other rentals), payments for taxes, payments for insurance, payments for common area maintenance charges, payments for operating expenses and other payments on account of financial obligations of tenants under the Existing Leases and the New Leases (herein called the “Tenant Financial Obligations”), which have actually been paid as of the Closing Date shall be prorated as of the Closing Date. In the event that, at the time of Closing, there are any past due or delinquent Tenant Financial Obligations, Buyer shall use its reasonable efforts to collect such past due of delinquent Tenant Financial Obligations. Seller shall also have the right to make such additional collection efforts as Seller shall deem appropriate (but may not evict any tenant, cause any tenant to become insolvent, seek protection under, or be forced into, a bankruptcy or insolvency or otherwise seek to terminate any Leases. After Closing, (a) all monies received by Seller from or on behalf of any tenant owing delinquent Tenant Financial Obligations as a result of Seller’s collection efforts shall be delivered to Buyer for application in accordance with this Section 9(c); and (b) all monies received by Buyer from or on behalf of any tenant owing delinquent Tenant Financial Obligations as a result of Buyer’s collection efforts or from Seller pursuant to subsection (a) above shall be applied and paid in the following order of priority: first, to Seller for delinquent or due but unpaid Tenant Financial Obligations applicable to periods prior to the Closing Date.; and second, to Buyer for Tenant Financial Obligations owing to Buyer for periods from and after the Closing Date. In the event that any Tenant Financial Obligations paid by tenants under the Existing Leases and the New Leases shall be based upon estimates of actual amounts due and are subject to subsequent adjustment with the tenant, Seller and Buyer shall make between themselves any equitable adjustment required by reason of any such subsequent adjustment with the tenant at the time of such subsequent adjustment. In the event that any Tenant Financial Obligations payable by tenants under the Existing Leases or New Leases shall be payable after Closing for periods prior to Closing, Seller and Buyer shall make between themselves any equitable adjustment required by reason of such payments at the time of actual payment. Further, in the event that, subsequent to Closing, Seller receives any payments of Tenant Financial Obligations due from tenants under Existing Leases or New Leases for periods after Closing, Seller shall properly endorse such payments to Buyer, and shall promptly forward such payments to Buyer.

(d) Buyer shall receive a credit against the Purchase Price in the amount of all, if any, refundable security deposits and other refundable deposits held by Seller which, as of the Closing Date, have not been applied or expended for their intended purposes, and Seller shall retain such funds free and clear of any and all claims on the part of tenants. Buyer shall be responsible for maintaining as security deposits and other deposits the aggregate amount so credited to Buyer in accordance with the provisions of the Existing Leases and the New Leases relevant thereto. In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), Seller will, at Closing cause Buyer to be named as beneficiary under the Non-Cash Security Deposits. Buyer will not receive a credit against the Purchase Price for such security deposits. In the event that the Buyer cannot be named the beneficiary under the Non-Cash Security Deposits as of the Closing, an escrow shall be established at Closing in an amount equal to all Non-Cash Security Deposits under which Buyer is not the beneficiary as of the Closing.

(e) All amounts payable under any of the Service Agreements being assumed by Buyer shall be prorated as of the Closing Date.

(f) Any other items which are customarily prorated in connection with the purchase and sale of real estate in the State of Ohio similar to the Properties shall be prorated as of the Closing Date.

Except as otherwise provided in Section 9(a), in the event that the amount of any item to be prorated is not determinable at the time of Closing, such proration shall be made on the basis of the best available information, and the parties shall re-prorate such item promptly upon receipt of the applicable bills therefor and shall make between themselves any equitable adjustment required by reason of any difference between the estimated amount used as a basis for the proration at Closing and the actual amount subject to proration. The fact that an item has not been prorated shall be noted on the Closing Statement and information with regard to the availability of the information and how the re-proration is to be made will be described on the Closing Statement. The re-proration shall be completed on or before sixty (60) days after Closing, unless the information necessary for the re-proration is not available at that time. In the event any prorated item is due and payable at the time of Closing, the same shall be paid at Closing. If any prorated item is not paid at Closing, Seller shall deliver to Buyer the bills therefor promptly upon receipt thereof and Buyer shall be responsible for the payment in full thereof within the time fixed for payment thereof and before the same shall become delinquent. In making the prorations required by this paragraph 6, the economic burdens and benefits of ownership of the Properties for the Closing Date shall be allocated to Buyer.

10. Proceedings at ClosingOn the Closing Date, the Closing shall take place as follows:

(a) Seller shall deliver to Buyer the following documents and instruments, duly executed by or on behalf of Seller:

(i) a Limited Warranty Deed, in recordable form, in the form of, and on the terms and conditions set forth in, the final approved Exhibit H, conveying the Fee Properties;

(ii) a Limited Warranty Deed, in recordable form, in the form of, and on the terms and conditions set forth in, the final approved Exhibit I conveying the buildings and improvements located on the Ground Lease Properties;

(iii) a Bill of Sale, in the form of, and on the terms and conditions set forth in, the final approved Exhibit J conveying Seller’s interest in the Personalty;

(iv) the Lease Assignment, in the form of, and on the terms and conditions set forth in, the final approved Exhibit K, whereby (w) Seller transfers and assigns to Buyer all of Seller’s right, title and interest as “landlord” or “lessor” in, to and under the Existing Leases and the New Leases, (x) Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, actions, charges, expenses, leasing commissions and similar compensation (including, without limitation, reasonable attorney’s fees, and court costs) and liabilities relating to the Existing Leases and New Leases that accrue in connection with acts or omissions occurring prior to the Closing Date, or result from the failure of Seller to perform its obligations under, or to observe the covenants and conditions in, the Existing Leases and New Leases, which accrue prior to the Closing Date, (y) Buyer assumes and agrees to perform the duties and obligations of the “landlord” or “lessor” under the Existing Leases and the New Leases (including, without limitation, commission obligations) arising from and after the Closing Date (which assignment of tenant leases shall be accepted and executed by Buyer), and (z) Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, actions, charges, expenses, leasing commissions and similar compensation (including, without limitation, reasonable attorney’s fees, and court costs) and liabilities relating to the Existing Leases and New Leases that accrue in connection with acts or omissions occurring on or after the Closing Date, or result from the failure of Buyer to perform its obligations under, or to observe the covenants and conditions in, the Existing Leases and New Leases, which accrue on or after the Closing Date;

(v) the Service Agreement Assignments, in the form of, and on the terms and conditions set forth in, the final approved Exhibit L, whereby (w) Seller transfers and assigns to Buyer all of Seller’s right, title and interest in, to and under the Service Agreements (to the extent assignable in accordance with their terms), (x) Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, actions, charges, expenses, commissions and similar compensation (including, without limitation, reasonable attorney’s fees, and court costs) and liabilities relating to the Service Agreements that accrue in connection with acts or omissions occurring prior to the Closing Date, or result from the failure of Seller to perform its obligations under, or to observe the covenants and conditions in, the Service Agreements, which accrue prior to the Closing Date, (y) Buyer assumes and agrees to perform the duties and obligations of the owner of the Property under the Service Agreements arising from and after the Closing Date (which assignment shall be accepted and executed by Buyer), and (z) Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, actions, charges, expenses, commissions and similar compensation (including, without limitation, reasonable attorney’s fees, and court costs) and liabilities relating to the Service Agreements that accrue in connection with acts or omissions occurring on or after the Closing Date, or result from the failure of Buyer to perform its obligations under, or to observe the covenants and conditions in, the Service Agreements, which accrue on or after the Closing Date;

(vi) Declarations of Easements, Covenants and Restrictions as applicable to each Fee Property and Ground Lease Property;

(vii) a Certificate and Affidavit of Non-Foreign Status;

(viii) a completed 1099-S request for taxpayer identification number and certification, and acknowledgment;

(ix) an affidavit and indemnity agreement in standard form regarding contractor’s and materialmen’s liens on the Properties acceptable to Buyer’s title insurer;

(x) the Ground Leases and Memorandums of same;

(xi) a counterpart closing statement;

(xii) Evidence in form and substance reasonably satisfactory to Buyer’s title insurer that Seller has the power and authority to execute and enter into this Agreement and to consummate the purchase and sale of the Properties, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Seller, the performance by Seller of all of Seller’s duties and obligations under this Agreement, and the execution and delivery by Seller of all documents and other items to be executed and delivered to Buyer at Closing, have been accomplished;

(xiii) For each Property, executed original Tenant Estoppel certificates in the form of the final approved Exhibit F from the greater of (A) the tenants that pay at least 75% of the gross rent due from the tenants who are not affiliated with Seller, or (B) the tenants who occupy at least 75% of the gross rentable square footage occupied by tenants; provided that Seller shall provide a Tenant Estoppel for any tenants that fail to provide a Tenant Estoppel in excess of the percentages required above. Such Tenant Estoppels shall be in the form as provided by the Buyer;

(xiv) If required by the lender providing Buyer with the acquisition loans to acquire the Properties, executed SNDAs in the form of the final Exhibit G from such tenants as are designated by such lender. Such SNDAs shall be in a form provided by Buyer;

(xv) Executed Property Management Services Agreement in the form of the final Exhibit M (which document shall also be executed and delivered by Buyer);

(xvi) If and to the extent in Seller’s possession, (A) the executed originals of the Existing Leases, the New Leases and the Service Agreements, (B) the originals of warranties and guaranties with respect to the Properties and certificates, licenses, permits, authorizations, consents and approvals of any governmental authority previously issued in connection with the Properties; and (C) copies of books, records and correspondence pertinent to the continued use, occupancy and operation of the Properties;

(xvii) Certified rent rolls as of the date of Closing which are certified as accurate by an officer of Seller;

(xviii) The Triple Net Master Leases; and

(xix) Such other usual and customary documents for transactions of this type in the State of Ohio and as may be reasonably required by Buyer.

The Certificate and Affidavit of Non-Foreign Status, a l099-s, the affidavit and indemnity agreement regarding contractor’s and materialmen’s liens, the Ground Leases and Memorandums of same, the closing statement, the evidence of Seller’s authority to consummate this Agreement, the Agreement Regarding Property Management Personnel, the Tenant Estoppel, the SNDA, the Deeds, the Bill of Sale, the Lease Assignment and the Service Agreement Assignment are sometimes collectively referred to herein as the “Closing Documents” and individually, a “Closing Document.”

(b) Buyer shall deliver to Seller the following items, if the same have not been theretofore delivered by Buyer to Seller:

(i) the Purchase Price to Seller in accordance with the provisions of this Agreement;

(ii) counterparts to the Lease Assignment, the Assignment of Service Contract, the Property Management Services Agreement, and the Closing Statement;

(iii) Ground Leases and Memorandums of same;

(iv) The Triple Net Master Leases; and

(v) Such other usual and customary documents for transactions of this type in Ohio and as may be reasonably required by Seller.

11. Costs of ClosingSeller shall bear and pay the cost of any fees or commissions owing to the Broker (as defined in paragraph 18), Seller’s attorneys’ fees and the Ohio real estate transfer tax and related recording costs payable in connection with the recordation of the Deeds and Ground Leases conveying the Properties. Buyer shall bear and pay the cost of Buyer’s attorneys’ fees, the costs of the Surveys, the premiums for any owner’s or leasehold policy of title insurance issued in favor of Buyer insuring Buyer’s title to the Properties, and costs associated with Buyer’s Due Diligence. Other transaction costs will be borne by the parties in the usual and customary fashion for a transaction of this type in the State of Ohio.

12. Possession at Closing; Conditions to Closing

(a) Seller shall surrender possession of the Properties to Buyer on the Closing Date, subject to the Permitted Exceptions.

(b) The obligations of Buyer under this Agreement are hereby expressly made subject to each and all of the following conditions being satisfied by the Closing Date, which conditions are for the sole benefit of Buyer and may be waived by Buyer, in whole or in part, by written waiver delivered to Seller or Buyer may, in its sole discretion, elect to extend the time available for the satisfaction of such condition by up to a total of thirty (30) days:

(i) Buyer (and the lender providing Buyer with the acquisition loans to acquire the Properties) shall have received the Tenant Estoppel certificates from at least the tenants required pursuant to Paragraph 10(a)(xii).

(ii) Seller shall have performed and complied with all covenants and agreements required to be performed and complied with by Seller on or prior to the Closing and Seller shall have delivered or caused to be delivered at Closing all of the documents and instruments required by this Agreement to be delivered by Seller and shall have taken all other action and fulfilled all other conditions required of Seller under this Agreement.

(iii) The truth and accuracy as of the date of this Agreement and the Closing Date of each and every warranty and representation made herein by Seller.

(iv) Title Company shall be irrevocably committed to issue an owner’s policy of title insurance for the Fee Properties and a leasehold policy of title insurance (or customary mark-up of title commitments for such policies) insuring Buyer’s title and interest in the Properties in the amount of the Purchase Price subject only to the Permitted Exceptions without any “standard” exceptions including without limitation, any exception for liens of laborers, mechanics or materialmen, or rights of parties in possession other than tenants under Existing Leases or New Lease, such title insurance policies to include extended coverage and those endorsements reasonably requested by Buyer and being effective as of the time of delivery to the Buyer at Closing (i.e., providing gap coverage from delivery to recording).

(v) Receipt of signed lease amendment(s) in form and substance reasonably satisfactory to Buyer bringing short form tenant leases into conformity with building standard space lease form.

(vi) Receipt of a certificate from Seller that the representations and warranties made by Seller in paragraph 15(b) of this Agreement are true and correct as of the Closing Date; provided, however, where such representation and/or warranty are qualified by knowledge, such representation and/or warranty may be modified at Closing to reflect conditions of which Seller became knowledgeable of after the date of this Agreement as a result of Buyer’s investigations.

(c) The Closing of this purchase is made specifically contingent on the following:

(i) There shall be no change in the matters reflected in the title documents, and there shall not exist any encumbrance or title defect affecting the Properties not described in the title documents except for the Permitted Exceptions or matters to be satisfied at the Closing;

(ii) On the Closing Date, the Title Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer the Title Policies;

(iii) No tenant shall be in default under its lease nor shall any tenant have given notice that it is discontinuing operations at the Properties nor shall a tenant filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy;

(iv) Seller shall obtain and deliver to Buyer, no later than thirty (30) days prior to Closing, estoppel certificates, in the form attached hereto as Exhibit F and subordination, nondisturbance and attornment agreements (“SNDAs”), in the form attached hereto as Exhibit G, dated no earlier than thirty (30) days prior to the Closing Date from not less than seventy-five percent (75%) of the tenants, in all cases on forms provided by (or otherwise approved by) Buyer. The matters certified in the estoppel certificates and any modifications to the SNDA forms shall be subject to Buyer’s reasonable approval. Buyer shall notify Seller within three (3) days before the Closing Date of Buyer’s approval or disapproval and the basis of such disapproval, if disapproved. If Buyer disapproves of any estoppel certificate or SNDA, and Seller is unable to deliver, in Buyer’s good faith business judgment, a reasonably acceptable estoppel certificate or SNDA (as the case may be) prior to the Closing, the Buyer shall have the right to terminate this Agreement and to obtain a refund of the Earnest Money without any further action required by any party, and neither party shall have any further obligation to the other;

(v) If any tenant security deposit is in a form other than cash, the instrument constituting the security deposit must be reissued in Buyer’s name as of the Closing Date or else a cash escrow equal to the amount of the security deposit will be established at the Closing Date until the instrument is reissued in Buyer’s name. Prior to such time of reissue, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle the Buyer, as landlord, to draw on the non-cash deposit. The provisions of this section shall survive the Closing;

(vi) Except as disclosed in the Due Diligence Items, on the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (A) that relates to the Properties and affects the Properties after the Closing or (B) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance;

(vii) As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

In the event that the purchase and sale hereunder is not closed by reason of the failure of any one or more of the conditions set forth in this paragraph, and there is no default by Seller or default by Buyer hereunder, then the Earnest Money shall be returned to Buyer, and thereafter no party hereto shall have any rights, claims, obligations or liabilities hereunder, except for those that are expressly provided herein to survive a termination of this Agreement.

13. Remedies(a) If the purchase and sale of the Properties contemplated hereby is not consummated in accordance with the terms and provisions of this Agreement due to circumstances or conditions which constitute a default by Buyer under this Agreement, Seller shall be entitled to terminate this Agreement and recover the Earnest Money as liquidated damages for such default, and not as a penalty or forfeiture, in satisfaction of claims against Buyer hereunder, and Seller agrees that this shall be Seller’s sole and exclusive remedy for any such default by Buyer. Seller and Buyer agree that it would be impracticable and extremely difficult to fix the actual damages suffered by Seller as a result of Buyer’s failure to complete the purchase of the Properties pursuant to this Agreement. The parties further agree that under the circumstances existing as of the date hereof, the Earnest Money as liquidated damages represents a reasonable estimate of the damages which Seller would incur as a result of such failure.

(b) If the purchase and sale of the Properties contemplated hereby is not consummated in accordance with the terms and provisions of this Agreement due to circumstances or conditions which constitute a default by Seller under this Agreement, Buyer may elect one of the following remedies: (i) specific performance of Seller’s obligations hereunder, it being acknowledged that the Properties are unique and that monetary damages would not be an adequate remedy; or (ii) to terminate this Agreement by giving Seller written notice of such election prior to or at Closing and recover the Earnest Money, and Seller shall, promptly following Buyer’s demand tendered in reasonable detail, accompanied by appropriate and reasonable backup documentation to Seller within thirty (30) days after the termination, reimburse Buyer for all of Buyer’s out-of-pocket costs and expenses (including, without limitation, the costs of title, survey, reports, studies, third-party consultants, lender charges and commitment fees, travel expenses, and reasonable attorney’s fees) incurred in this transaction (provided, however, in no event shall Seller reimburse Buyer for costs and expenses in excess of $50,000), and thereafter all rights and obligations of the parties under this Agreement shall expire and this Agreement shall become null and void. The inability of Seller to convey good and marketable fee simple title to the Properties on the Closing Date shall not constitute a default by Seller under this Agreement unless such inability is caused by a defect in Seller’s title to the Properties which is not a Permitted Exception under this Agreement, which arises subsequent to the date of Seller’s execution of this Agreement, and which arises solely by reason of an affirmative act of Seller. Except as otherwise expressly set forth in this Agreement, Seller shall have no other liability to Buyer under this Agreement.

14. Damage or Destruction(a) If any portion of any of the Properties is damaged or destroyed by casualty prior to Closing, Seller shall give Buyer prompt written notice thereof. If damage or destruction by casualty in an amount which exceeds $200,000 to repair occurs at any one of the Properties or damage or destruction by casualty in an amount exceeding $1,000,000 in the aggregate at any or all of the Properties occurs prior to Closing, Buyer shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller on or before the date ten (10) days after the date upon which Seller gives Buyer written notice of such casualty, in which event the Earnest Money shall be refunded to Buyer promptly upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. In the event of lesser damage or destruction, Buyer shall have no right to terminate this Agreement by reason of such damage or destruction.

(b) If any portion of the Properties is damaged or destroyed by casualty prior to Closing and the purchase and sale of the Properties contemplated by this Agreement is thereafter actually consummated, the Purchase Price shall be reduced by the estimate of the cost of reconstruction as reasonably determined by Buyer and Seller.

15. Representations and Warranties(a) Mutual Representations. To induce each other to enter into this Agreement, each party hereby represents and warrants to the other that (i) it has been duly authorized and empowered to enter into this Agreement and to perform fully its obligations hereunder, (ii) such obligations constitute the valid and binding obligations of such party, enforceable in accordance with their terms, and (iii) that no further consents of any other person, entity, public body or court are required in connection with this Agreement and the performance of all obligations hereunder.

(b) Seller’s Warranties and Representations. To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, except as referenced in the Exhibits attached hereto and incorporated herein by this reference that:

(i) Marketable Title. Seller has good and marketable title to the Properties, subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of reverter or options relating to the Properties or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Properties, except Tenant Leases. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Properties, without material complaint or objection by any person;

(ii) Utilities. To Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Properties are connected to the Properties and are adequate to service the Properties in its present use and normal usage by the tenants and occupants of the Properties and are in good working order and repair;

(iii) Material Defects. Seller has no knowledge of or experienced any physical or mechanical defects in the buildings or any material settlement or earth movement affecting the Properties;

(iv) Claims and Settlements. There are no unpaid bills, claims, or liens in connection with any construction or repair of the Properties except for those that will be paid in the ordinary course of business prior to Closing or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer;

(v) Personal Property. Seller has good title to all the Personalty and the execution and delivery to Buyer of the Bill of Sale shall vest good title to all of the Personalty in Buyer, free and clear of liens, encumbrances and adverse claims;

(vi) Rights. Neither Seller nor any previous owner of the Properties has, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights,” “excess floor area ratio,” or other rights or restrictions relating to the Properties except as otherwise expressly set forth in the Title Policy for the Properties;

(vii) Zoning. Seller has no knowledge of any pending application for changes in the zoning affecting Properties, and Seller has received no written notification that any governmental authority has determined that there are any zoning violations with respect to the Properties.

(viii) Licenses/Permits. Seller possesses all governmental licenses and permits which may be necessary to the operation of the Properties and all such licenses and permits are current and valid. To Seller’s knowledge, neither the Properties nor the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Properties and there are no material physical defects in the Improvements. Seller has not received any written notice from any insurance company or underwriter, nor is it aware, of any defects that would materially adversely affect the insurability of the Properties or cause an increase in insurance premiums. Seller has not received written notice from any governmental authority or other person of, and has no knowledge of any violation of zoning, building, fire, health, environmental, or other statutes, ordinances, regulations or orders (including those respecting the Americans with Disabilities Act), or any restriction, condition, covenant or consent in regard to the Properties or any part thereof which have not been corrected to the satisfaction of the issuer.

(ix) Environmental Condition. To the best of Seller’s knowledge and belief, the Properties are free of “contamination” from (A) any “hazardous waste,” any “hazardous substance,” and any “oil, petroleum products, and their by-products,” as such terms are defined by any federal, state, county or local law, ordinance, regulation or requirement applicable to any Property, as the same may be amended from time to time, and including any regulations promulgated thereunder, and (B) any substance the presence of which on the Properties are regulated or prohibited by any law (collectively, “Hazardous Substances”). “Contamination” means the presence of Hazardous Substances at a Property or arising from a Property that may require remediation or cleanup under any applicable law. Seller has not used any Hazardous Substances on, from or affecting a Property in any manner that violates any applicable law, and to the best of Seller’s knowledge, no prior owner or user or tenant of the Properties has used such substances on, from, or affecting the Properties in any manner which violates any applicable law. Other than the remediation and removal actions described on Appendix 5 and any biohazardous waste generated by space tenants in the regular course of business (all tenants are responsible for the removal of such biohazardous waste from the leased premises as set forth in such tenant leases), Seller has no knowledge of any need for mold remediation or asbestos removal at the Properties. Seller shall notify Buyer of any governmental notice or a notice from any other entity with regard to the violation of any applicable laws with regard to the Properties.

(x) Litigation. There is no litigation, arbitration or proceeding pending or, to the best of Seller’s knowledge and belief, threatened, before any court or administrative agency or any other condition that relates to or affects the Properties, Seller’s performance hereunder, or Buyer’s intended use of the Properties, or which will result in a lien, charge, encumbrance or judgment against any part of or any interest in the Properties.

(xi) No Contracts. Seller has not entered into any other contracts, agreements or understandings, written or, to the best of Seller’s knowledge and belief, verbal, for the sale or transfer of any portion of the Properties which are currently in force. Between the date of this Agreement and all closing hereunder, no part of the Properties will be alienated, encumbered or transferred except as contemplated by this Agreement.

(xii) Non-Foreign Certification. Seller is not a “foreign person” which would subject Buyer to withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(xiii) Condemnation. There are no pending condemnation actions with respect to the Properties, nor, to the best of Seller’s knowledge and belief, has Seller received any notice of contemplated or threatened condemnation.

(xiv) Leases. Except for the leases described on Exhibit C attached hereto, Seller has not entered into any leases, tenancies, licenses, occupancies, concessionaires or occupancy agreements with respect to the Properties or any portion thereof which remain in effect and no person or entity other than Seller is in possession or has any right of possession to all or any portion of the Properties. Attached hereto as a portion of Exhibit C is a true, correct and complete copy (as of the date of this Agreement) of the rent rolls for the Properties which rent rolls will be updated at Closing and provided to Buyer. As to any leases, tenancies, licenses, occupancies, concessionaires or occupancy agreements being assigned by Seller to Buyer, Seller has paid or will pay prior to Closing all leasing commissions, tenant improvement costs and other costs and expenses associated with such leases, tenancies, licenses, occupancies, concessionaires or occupancy agreements. To the best of Seller’s knowledge and belief, no defaults exist under any Existing Lease other than as disclosed in Exhibit C.

(xv) Service Agreements. Except as listed on Exhibit D, there are no management, service or other contracts or agreements which affect the Properties. To the best of Seller’s knowledge and belief, no default exists under any Service Agreements other than as disclosed on Exhibit L.

(xvi) Property Information. To the best of Seller’s knowledge and belief, copies of the Due Diligence Materials and all documents containing information material to the ownership or operation of the Properties have been delivered to Buyer and are true, correct and complete copies; and Seller is not aware of any material inaccuracy or omission in such information.

(xvii) ERISA.

(a) that Seller is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plans; and

(b) that either (i) Seller is not a “party in interest”, within the meaning of Section 3(14) of ERISA with respect to any “employee benefit plan” within the meaning of Section 3(3) of ERISA or (ii) neither Seller nor its affiliates (within the meaning of part V(c) of Department of Labor Prohibited Transaction Class Exemption 84-14 (“PTE 84-14”), during the immediately preceding year, has had the authority to appoint or terminate Buyer as an investment manager to any employee benefit plan, or negotiate the terms of any management agreement between Buyer and any employee benefit plan; and

(c) that Seller is not “related” to Buyer within the meaning of part V(h) of PTE 84-14.

(xviii) Patriot Act. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions described herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions described herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

(c) Survival. The representations and warranties of the parties set forth herein shall be true as of the effective date and the date of closing and shall survive the closing for a period of one (1) year. Seller shall notify Buyer in writing immediately if any representation becomes untrue or misleading in light of information obtained by Seller after the effective date.

16. Condemnation(a) In the event of commencement of eminent domain proceedings respecting any portion of the Properties prior to Closing, Seller shall give Buyer prompt written notice thereof. If all or any part of the Properties is taken by eminent domain proceedings, or if there is the commencement or bona fide threat of the commencement of any such proceedings prior to Closing, Buyer shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller on or before the date ten (10) days after the date upon which Seller gives Buyer written notice of such taking, in which event the Earnest Money shall be refunded to Buyer promptly upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void.

(b) If all or any part of the Properties is taken by eminent domain proceedings prior to Closing and the purchase and sale of the Properties contemplated by this Agreement is thereafter actually consummated: (1) the Purchase Price shall be reduced by the total of any awards or other proceeds actually received by Seller on or before the Closing Date with respect to any taking and not expended by Seller prior to Closing for the repair or restoration of the Properties; and (ii) at Closing, Seller shall assign to Buyer all rights of Seller in and to any awards or other proceeds payable thereafter by reason of such taking.

17. Ownership of Information; Confidentiality Obligation(a) Reserved.

(b) If the purchase and sale of the Properties is not consummated in accordance with this Agreement, regardless of the reason or the party at fault, Buyer shall immediately deliver to Seller, at Buyer’s cost and expense and at no cost or expense to Seller: (i) a list setting forth the names of all persons or entities who conducted investigations, examinations, tests or inspections of or with respect to the Properties on behalf of or at the instance of Buyer; (ii) using Buyer’s commercially reasonable efforts, substantially all reports, studies, surveys, site plans and other written or graphic material of any kind or nature whatsoever generated, collected, prepared or compiled by third parties in connection with such investigations, examinations, tests or inspections; and (iii) an instrument in form and substance reasonably satisfactory to Seller transferring and assigning to Seller all of Buyer’s rights, title and interest in or to the materials described in clause (ii), above. Buyer’s obligation to deliver to Seller all items required by this subparagraph (b) shall survive any termination of this Agreement, but Buyer shall be entitled to a distribution of the Earnest Money, so long as it would otherwise be entitled to such Earnest Money under the terms of this Agreement, prior to the delivery by Buyer to Seller of the documents described in this paragraph 17(b).

(c) No information or contents of any environmental reports, nor the results of any investigation of the Properties, including, but not limited to, the contents of the report issued in connection therewith, shall be disclosed by Buyer or its agents, consultants or employees to any third party without Seller’s prior written approval, unless and until Buyer is legally compelled to make such disclosure under applicable laws or until Buyer consummates its purchase of the Properties pursuant to this Agreement. Notwithstanding the foregoing, Buyer may disclose such matters to Buyer’s consultants and Buyer’s directors, officers, employees, legal counsel, lenders, lender’s counsel, investors and investors’ counsel (other than Disqualified Person(s)) or prospective lenders (herein collectively called the “Related Parties”) who, in Buyer’s reasonable opinion, must know such information for the purpose of evaluating the same for Buyer as a potential purchaser of the Properties.

For purposes of this Agreement, “Disqualified Person(s)” shall mean any person, entity, or any affiliate of a person or entity, which directly or indirectly engages in activities that are Prohibited Competitive Services or are directly competitive with Seller in the following counties: The Ohio counties of Allen, Auglaize, Hardin, Logan, Mercer, Putnam and Van Wert (and all incorporated cities, towns and municipalities located within such counties); provided, however, that (i) no lender or prospective lender of Buyer shall be considered a Disqualified Person and (ii) no person shall be considered a Disqualified Person on account of the fact that an affiliate of such person that is an upper tier investor in such person (that is, an entity which does not own direct ownership interests in such person) directly or indirectly engages in activities that are directly competitive with Seller if such affiliate is a “sister” affiliate and is controlled either by an institutional investor or a person whose ownership interests are publicly traded.

“Prohibited Competitive Services” are those services described on Exhibit E attached hereto and incorporated herein by this reference. Activities and/or opportunities relating to the development ownership operation and/or management of hospitals, acute care facilities, outpatient clinics or ambulatory centers will be considered “directly competitive” with Seller’s business. A Disqualified Person shall specifically inc1ude, but not be limited to, any entity owned by, related to or affiliated with Lima Memorial Health System or it’s successors. Buyer shall take all necessary actions to ensure that any Related Parties to whom such documents items or information are furnished not make the same available or disclose the contents thereof to any person. If this Agreement is terminated for any reason, Buyer shall immediately return to Seller substantially all (using Buyer’s best efforts) documents plans and other items furnished to Buyer or any Related Parties pursuant to this subparagraph (c) without retaining copies thereof. Notwithstanding anything herein to the contrary the provisions of this subparagraph (c) shall survive the consummation of the purchase and sale of the Properties on the Closing Date hereunder or any termination or cancellation of this Agreement.

18. Broker and CommissionAll negotiations relative to this Agreement and the purchase and sale of the Properties as contemplated by and provided for in this Agreement have been conducted by and between Seller and Buyer without the intervention of any person or other party as agent or broker, with the exception of Shattuck Hammond Partners (“Broker”) which represents Seller. Seller shall pay any commission owed to Broker in connection with the sale of the Properties and Seller agrees to indemnify Buyer from and against any and all claims, demands or the costs and expense thereof including reasonable attorney’s fees arising out of any claim by Broker for a brokerage commission, fee or other compensation due or alleged to be due in connection with the transaction contemplated by this Agreement. In addition each party agrees to indemnify and hold the other harmless from and against any and all other claims demands or the costs and expense thereof including reasonable attorney’s fees arising out of any brokerage commission fee or other compensation due or alleged to be due in connection with the transaction contemplated by this Agreement based on an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

19. SurvivalThe provisions of paragraphs 8, 15, 17 and 21(d) of this Agreement and the provisions of paragraph 7(d) of this Agreement shall survive the consummation of the purchase and sale of the Properties on the Closing Date, the delivery of the Deed and the payment of the Purchase Price provided that any claims under Section 15 shall be subject to the time limitation set forth in Section 15(c). Notwithstanding anything to the contrary set forth in this Agreement, the provisions of paragraphs 12, 17, and 18 of this Agreement and the provisions of paragraph 5(c) of this Agreement shall also survive any termination of this Agreement in accordance with its terms for twelve (12) months from the Closing Date.

20. Covenants of SellerFrom and after the date hereof until the earlier to occur of the Closing hereunder or a termination of this Agreement:

(a) Seller shall maintain the Properties in a manner consistent with the manner Seller has maintained the Properties prior to the date hereof.

(b) Seller shall comply with all federal, state, municipal and other governmental laws, ordinances, requirements, rules, regulations, notices and orders, and all agreements, covenants, easements and restrictions relating to the Properties.

(c) Seller shall not sell, convey, encumber, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Properties or any interest therein, nor shall Seller initiate, consent to, approve or otherwise take or permit any action with respect to zoning, access, utility, availability or other governmental rules or regulations presently applicable to all or any portion of the Properties without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(d) Seller shall not amend, modify, renew, terminate or extend any of the Existing Leases (nor waive any provision in any Existing Lease or consent to any material matter, such as an assignment or sublease) nor enter New Leases without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If Seller desires to amend, modify, renew, terminate or extend any of the Existing Leases or enter any New Leases, Seller shall deliver written notice to Buyer of such intention, which written notice shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make an informed decision with respect to the proposed action. If Buyer has not responded within five (5) business days of the date of a written request by Seller, Buyer’s consent shall be deemed given. Any notice from Buyer rejecting the proposed action shall include a description of the reasons for Buyer’s objection specified in reasonable detail. All leasing commissions, tenant improvement costs or other costs and expenses incurred by Seller with respect to the foregoing shall be at Seller’s costs and expense.

(e) Without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Seller shall not modify, amend, terminate or waive any provisions of any easements, covenants, rights-of-way or similar agreements affecting title, or take any action that would result in additional liens or other encumbrances to title to the Properties.

(f) Seller will take, or cause to be taken, all action necessary to cause the warranties and representations of Seller contained herein to remain true and correct in all respects from the date hereof through the Closing Date and will refrain from taking any action which could cause any such warranty or representation to become incorrect or untrue at any time during such period, and Seller shall promptly give written notice to Buyer of the occurrence of any event which affects the truth and accuracy of any representation or warranty made or to be made by Seller under or pursuant to the terms hereof.

(g) Seller shall cause to be in force fire and extended coverage insurance upon the Properties, and public liability insurance with respect to damage or injury to persons or property occurring on the Properties in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof;

(h) Seller shall operate the Properties in substantially the same manner as it has operated the Properties before the Effective Date and maintain and keep the Properties such that on the Closing Date the Properties is in at least as good condition and repair as on the Effective Date, reasonable wear and tear excepted. Seller may not make any material alterations to the Properties without Buyer’s prior written consent;

(i) Seller shall provide Buyer with copies of (a) any default letters sent to or received from tenants and, (b) any copies of correspondence received from a tenant that it is discontinuing operations at the Properties or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any tenant;

(j) Seller shall use diligent efforts to obtain subordination, attornment and non-disturbance agreements and estoppel certificates from not less than seventy-five percent (75%) of the tenants, on the form provided by the Buyer;

(k) Seller shall operate the Properties from and after the date hereof in substantially the same manner as prior thereto;

(l) Seller shall notify Buyer of any material change in any condition with respect to the Properties or any material event or circumstance that makes any representation or warranty of Seller under this Agreement untrue or misleading;

(m) Seller shall not, without Buyer’s written approval, (a) amend or waive any right under any Service Agreement, or (b) enter into any service, operating or maintenance agreement affecting the Properties that would survive the Closing; and

(n) Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Properties, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Properties (other than the Permitted Exceptions).

21. General Provisions(a) Notices. Whenever any notice, demand or request is required or permitted under this Agreement, such notice, demand or request shall be in writing and shall be delivered by hand, be sent by registered or certified mail, postage prepaid, return receipt requested, or be sent by nationally recognized commercial courier for next business day delivery, to the addresses set forth below their respective executions hereof, or to such other addresses as are specified by written notice given in accordance herewith, or shall be transmitted by facsimile to the number for each party set forth below their respective executions hereof, or to such other numbers as are specified by written notice given in accordance herewith; provided, however, if given by facsimile the party sending the fax receives a fax confirmation and a copy of the notification is simultaneously sent by one of the other means set forth in this paragraph. All notices, demands or requests delivered by hand shall be deemed given upon the date so delivered; those given by mailing as hereinabove provided shall be decried given on the date of deposit in the United States Mail; those given by commercial courier as hereinabove provided shall be deemed given on the date of deposit with the commercial courier; and those given by facsimile shall be deemed given on the date of facsimile transmittal. Nonetheless, the time period, if any, in which a response to any notice, demand or request must be given shall commence to run from the date of receipt of the notice, demand or request by the addressee thereof. Any notice, demand or request not received because of changed address or facsimile number of which no notice was given as hereinabove provided or because of refusal to accept delivery shall be deemed received by the party to whom addressed on the date of hand delivery, on the date of facsimile transmittal, on the first business day after deposit with commercial courier, or on the third business day following deposit in the United States Mail, as the case may be.

(b) Facsimile as Writing. The parties expressly acknowledge and agree that, notwithstanding any statutory or decisional law to the contrary, the printed product of a facsimile transmittal shall be deemed to be “written” and a “writing” for all purposes of this Agreement.

(c) Assignment. Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller provided that Buyer and the assignee execute an assignment and assumption agreement pursuant to which the assignee expressly assumes all of Buyer’s obligations under this Agreement.

(d) Cooperation with S-X 3-14 Audit. Seller acknowledges that Buyer shall have the right to assign all of its rights, title and interest in and to this Agreement and that the assignee may be a publicly registered company (“Registered Company”) promoted by the Buyer.  The Seller acknowledges that it has been advised that if the Buyer is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that related to the most recent pre-acquisition fiscal year and the current fiscal year through the date of acquisition (the “Audited Year”) for the Properties.  To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following:

(i) Access to bank statements for the Audited year;

(ii) (iii) (iv)	Rent Roll as of the end of the Audited Year; Operating Statements for the Audited Year; Access to the general ledger for the Audited Year;

(v) Cash receipts schedule for each month in the Audited Year;

(vi) Access to invoice for expenses and capital improvements in the Audited Year;

(vii) (viii) (ix)	Accounts payable ledger and accrued expense reconciliations; Check register for the 3-months following the Audited Year; Leases and 5-year lease schedules;

(x) Copies of all insurance documentation for the Audited Year;

(xi) Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year; and

(xii) Signed audit representation letter in the form attached hereto as Exhibit P executed by Seller.

The provisions of this Section 21(d) shall survive the Closing.

(e) Headings. The use of headings, captions and numbers in this Agreement is solely for the convenience of identifying and indexing the various provisions in this Agreement and shall in no event be considered otherwise in construing or interpreting any provision in this Agreement.

(f) Exhibits. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

(g) Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to them at the point where first defined, irrespective of where their use occurs, with the same effect as if the definitions of such terms were set forth in full and at length every time such terms are used.

(h) Pronouns. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural.

(i) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement (or the application of any term or provision of this Agreement to any person or circumstance) shall be held by a court of competent jurisdiction to be invalid, inapplicable, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement (or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable) shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon determination that any term or other provision is invalid, inapplicable, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

(j) Knowledge. Wherever in this Agreement reference is made to Seller’s Knowledge or Knowledge of Seller, it shall be deemed to mean the actual knowledge of the officers of Seller after reasonable inquiry of Seller’s management employees, officers, property management and Seller’s agents and representatives.

(k) Non-Waiver. Failure by any party to complain of any action, nonaction or breach of any other party shall not constitute a waiver of any aggrieved party’s rights hereunder. Waiver by any party of any right arising from any breach of any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.

(l) Time of Essence; Dates. Time is of the essence of this Agreement. Anywhere a day certain is stated for payment or for performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Agreement. If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday, federal or state holiday, or other non-business day, such date shall automatically be extended to, and the expiration of such time period shall automatically to be extended to, the next day which is not a Saturday, Sunday, federal or state holiday or other non-business day. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date. All references to the “Effective Date” shall be deemed to refer to the later of the date of Buyer’s or Seller’s execution of this Agreement, as indicated below their executions hereon.

(m) Applicable Law. This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Ohio.

(n) Entire Agreement; Modification. This Agreement supersedes all prior discussions and agreements among Seller and Buyer with respect to the purchase, sale and lease of the Properties and other matters contained herein, and this Agreement contains the sole and entire understanding among Seller and Buyer with respect thereto. This Agreement shall not be modified or amended except by an instrument in writing executed by or on behalf of Seller and Buyer.

(o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

(p) Attorney’s Fees. In the event of any litigation between Buyer and Seller arising under or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party the expenses of litigation (including reasonable attorneys’ fees, expenses and disbursements) incurred by the prevailing party.

(q) Authority. Each party hereto warrants and represents that such party has full and complete authority to enter into this Agreement and each person executing this Agreement on behalf of a party warrants and represents that be has been fully authorized to execute this Agreement on behalf of such party and that such party is bound by the signature of such representative.

(r) Counsel. Each party hereto warrants and represents that each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement, that Seller’s counsel has performed the actual drafting of the Agreement and that Buyer has had sufficient and reasonable opportunity to review the final draft prior to execution of this Agreement. Accordingly, Buyer and Seller agree that in any proceeding in which the terms of this Agreement are questioned, construed or interpreted, there shall be no presumptions against the Seller or in favor of Buyer because of the drafting services provided by Seller’s counsel.

(s) No Construction Against Preparer. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have prepared or imposed such provision.

(t) No Lien. This Agreement is not and shall not be deemed or considered to convey or be an interest in or lien against the Properties or any portion thereof.

(u) No Recording. In no event shall this Agreement or any memorandum hereof be recorded by Buyer in any public records, and any such recordation or attempted recordation shall constitute a breach of this Agreement by Buyer.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Agreement, all as of the day and year first written above.

SELLER:

ST. RITA’S MEDICAL CENTER

By: /s/ Brian D. Smith
Name: Brian D. Smith
Title: Executive Vice President

Date: August 14, 2007

Initial address for notices:

St. Rita’s Medical Center
730 West Market Street
Lima, Ohio 45801
Attention: William Roe, Vice President/CFO
Phone: (419) 227-3361

With a copy to:

Balyeat, Leahy, Daley & Miller, LLC

1728 Allentown Road
Lima, Ohio 45805
Attention: John M. Leahy
Phone: (419) 227-9595
Fax: (419) 227-3177

BUYER:

TRIPLE NET PROPERTIES, LLC

By: /s/ Richard Hutton
Name: Richard Hutton
Title: Executive Vice President

Date: August 13, 2007

Initial address for notices:

Triple Net Properties, LLC

1551 N Tustin Avenue, Suite 200
Santa Ana, CA 92705
Attention: Mr. Danny Prosky
Managing Director, Health Care Properties
Phone: (714) 667-8252 ext 315
Fax: (714) 918-9102

With a copy to:

Cox, Castle & Nicholson LLP
2049 Century Park East
28th Floor
Los Angeles, California 90067-3284
Attention: David Lari, Esq.
Phone: (310) 284-2292
Fax: (310) 277-7889

Escrow Agent executes this Agreement to acknowledge and agree to hold and disburse the Earnest Money in accordance with the terms and provisions of this Agreement.

ESCROW AGENT:

Land America Commercial Services

By: /s/ Marty Clesceri for Gail Hunt
Name: Marty Clesceri
Title: Senior Escrow Officer

Date: 9-6-, 2007

Initial address for notices:

LandAmerica Title Company
1920 Main Street
Irvine, California 92614
Attention: Gail Hunt
Phone: (949) 930-9307
Fax: (714) 459-7203